Exhibit 99.1

VIRGIN MEDIA — HALF YEAR AND SECOND QUARTER 2011 RESULTS

SIGNIFICANT FREE CASH FLOW GROWTH

London, England, July 27, 2011 — Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) announces results for the six months and quarter ended June 30, 2011.

Strong financial performance and continued progress

•                              Revenue growth of 3.9% for half-year

•                  Quarterly revenue growth of 2.2% to £986m

•                              OCF(1) up 6.8% for half-year

•                  OCF up 6.1% to £392m for the quarter

•                  Operating income up 64.5% for half-year, up 69.5% to £135m for the quarter

•                              FCF(2) up 43.8% for half-year

•                  FCF up 12.7% to £123m for the quarter

•                  Net cash provided by operating activities up 23.2% for half-year, up 14.2% to £287m for quarter

Improved mix of higher value customers paying for quality services

•                              Value and mix of customer base continues to improve

•                  Half of new broadband customers taking 30Mb tier or higher, compared to 18% a year ago taking 20Mb or above

•                  Increased triple-play and quad-play penetration to 63.8% and 12.6% respectively

•                  Continued growth in cable ARPU, up 3.2% to £47.35

•                              Net cable disconnections of 36,000 in Q2

•                  90% of net disconnections were lower-value single or dual-play customers

•                  ARPU of churning customers 16% lower than the average customer

•                              Mobile contract customers up 23% to 1.35m

•                  Contract customers in cable homes up 21% to 0.8m

•                              Major new Business contracts signed with Westminster and Cambridgeshire County Councils

Increased FCF driving continued capital structure improvement

•                              Completed initial capital return programme

•                  Repurchased 23.6m shares for £375m at an average price of $25.44 per share

•                              Announcing new capital return programme of up to £850m

•                  Up to £625m for stock buyback by end of 2012

•                              Reaffirming approx 3.0x Net Debt to OCF(3) target within one to two years

Neil Berkett, Chief Executive Officer of Virgin Media, said: “There is a growing and increasingly broad-based population of people who are becoming dependent on next generation digital technology and are prepared to pay for quality services. During the first half, we have continued to focus relentlessly on delivering superior services tailored to the needs of these data-hungry households and businesses. The increasing demand is evident in a 25% increase in data consumption among Virgin Media’s customers in just six months who have watched and downloaded more content then ever before. This trend is rapidly transforming the profile of our subscriber base, with more than half of all new broadband customers choosing 30Mb or higher compared to just 18% a year ago.

“As digital media services become more central to our professional, family and social lives, the combination of our leading network and a clearly differentiated range of products makes Virgin Media uniquely equipped to exploit the growth opportunity that this presents. During the quarter, we have seen an encouraging early take-up of Virgin Media TiVo, our new game-changing entertainment platform, and we have recently unveiled a high impact advertising campaign which will see this compelling service marketed to new customers for the first time.

“The significant increases in free cash flow and OCF, together with steady revenue growth, are testimony to the resilience of our targeted strategy during a difficult economic climate and discount-led competitor activity. Management’s continued confidence in our underlying business approach, and ability to drive sustainable growth in shareholder value, is reflected in a new £850 million capital return programme, which is designed to take the total amount of stock repurchased since mid 2010 to £1 billion.”

Note: The notes preceding the Appendices relating to non-GAAP financial measures and other matters and the Appendices to this earnings release are considered an integral part of the financial and operational information herein. Financial and statistical information is as at and for the three months ended June 30, 2011 unless otherwise stated. Comparisons of financial and operating statistics are to the second quarter of 2010, unless otherwise stated.

Contacts

Investor Relations:
Richard Williams:	+44 (0)1256 753037 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0)1256 752347 / vani.bassi@virginmedia.co.uk
Reuben Wheeler:	+44 (0)20 7909 3273 / reuben.wheeler@virginmedia.co.uk

Media:
Gareth Mead:	+44 (0) 20 7909 3289 / gareth.mead@virginmedia.co.uk

Tavistock
Matt Ridsdale:	+44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk
Lulu Bridges:	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will be a presentation today for analysts and investors in London at 1pm UK time / 8am ET. This will be accompanied by a live webcast which can be accessed live on the Company’s website, www.virginmedia.com/investors. For details of the presentation, please contact Lulu Bridges at Tavistock Communications on +44 (0)20 7920 3150. Analysts and investors can dial in to the presentation by calling +1 212 444 0481 in the United States or +44 (0) 20 7136 2051 outside of the US, passcode 5731424 for all participants. The teleconference replay will be available approximately two hours after the end of the call until midnight on Wednesday, August 3, 2011. The dial-in replay number for the US is: +1 347 366 9565 and the international dial-in replay number is: +44 (0)20 7111 1244 passcode: 5731424#.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Please refer below to “Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995” for a more detailed discussion regarding these forward-looking statements.

Adjusted Financial Statements

The financial statements for the three and six months ended June 30, 2010 have been adjusted to reflect the disposal of VMtv on July 12, 2010. The results of our former Content segment are treated as discontinued operations.

SUMMARY FINANCIAL RESULTS

	3 Months ended		6 Months ended
	Q2 2011	Q2 2010	Q2 2011	Q2 2010
	£m	£m	£m	£m
Revenue
Cable	682.3	656.4	1,348.3	1,296.4
Mobile	132.6	136.3	269.5	268.2
Non-cable	19.7	18.8	40.0	36.4
Consumer segment - Total	834.6	811.5	1,657.8	1,601.0
Business segment	151.2	152.7	310.3	292.6
Total Revenue	985.8	964.2	1,968.1	1,893.6

OCF	392.1	369.7	768.2	719.3

Operating income	134.9	79.6	245.5	149.2

FCF	122.7	108.9	222.6	154.8

Net cash provided by operating activities	286.1	250.5	557.7	452.7

CONSUMER OPERATIONS STATISTICS

	Q2 2011	Q2 2010	Q2 2011	Q2 2010
	000’s	000’s	000’s	000’s

Cable customers	4,784.3	4,768.9	4,784.3	4,768.9
Non-cable customers	266.4	272.6	266.4	272.6

Consumer products
Broadband
Cable	4,048.6	3,936.0	4,048.6	3,936.0
Non-cable	265.9	271.8	265.9	271.8
	4,314.5	4,207.8	4,314.5	4,207.8

Television	3,767.7	3,751.9	3,767.7	3,751.9

Telephone
Cable	4,155.0	4,175.3	4,155.0	4,175.3
Non-cable	169.0	154.4	169.0	154.4
	4,324.0	4,329.7	4,324.0	4,329.7

Mobile - contract	1,346.6	1,097.2	1,346.6	1,097.2

Total Consumer products	13,752.8	13,386.6	13,752.8	13,386.6

	3 Months ended		6 Months ended
	Q2 2011	Q2 2010	Q2 2011	Q2 2010
	000’s	000’s	000’s	000’s
Cable customer net (disconnects) / adds	(36.0)	7.1	(15.8)	45.4
Non-cable customer net (disconnects) / adds	(6.3)	2.0	(10.3)	5.4
	(42.3)	9.1	(26.1)	50.8
Net Consumer product adds / (disconnects)
Broadband
Cable	(12.6)	25.9	37.5	98.2
Non-cable	(5.5)	2.2	(10.0)	6.1
	(18.1)	28.1	27.5	104.3

Television	(21.2)	22.3	(11.1)	58.0

Telephone
Cable	(26.0)	(2.7)	(6.8)	28.7
Non-cable	(1.7)	6.8	(0.6)	14.6
	(27.7)	4.1	(7.4)	43.3

Mobile - contract	83.2	66.3	135.8	147.5

Total Net Consumer product adds in period	16.2	120.8	144.8	353.1

Cable ARPU	£47.35	£45.88	£46.78	£45.45

Mobile ARPU	£14.27	£14.36	£14.51	£14.01

OVERVIEW

Delivering strong operational leverage

Revenue in the quarter was up 2.2% to £986m compared to Q2-10 and up 3.9% for the first half of the financial year compared to the same period last year.

Gross margin(4) improved by 4.5% to £596m, while SG&A increased by just 1.7%, which resulted in 6.1% growth in OCF to £392m. Operating income increased 69.5% to £135m.

Free cash flow generation was strong as we generated £123m in the quarter, up 12.7%. Free cash flow for the half-year was up 43.8% on the same period last year. Net cash provided by operating activities increased 14.2% to £286m for the quarter and was up 23.2% for the half-year as compared to the same period last year.

Growing the cable business

Revenue generated by our cable business increased year-on-year for the eighth successive quarter, up 3.9% in what is seasonally our weakest quarter for customer growth. This was principally the result of an increase in the average amount our customers spent with us each month with ARPU up 3.2%, as well as gaining more customers over the course of the year.

While the cable customer base declined by 36,000 during the quarter due to a combination of lower gross additions and higher churn, over 90% of the net decline were lower-value single and dual-play customers. In fact, 29% of churn was by single-play customers, which is disproportionately higher than the base at 13% single-play. The ARPU of churning customers was £39.84 which is 16% below the ARPU for the entire customer base. We attribute this performance in part to a weaker economic environment which, while we recognize the efficiencies of customer retention over acquisition, reinforces our confidence in our strategy to increase customer lifetime value. The value and mix of our customer base continues to improve as we focus on growing triple and quad-play penetration and improving the proportion of customers on higher tiers of services. The number of triple and quad-play customers has increased by 2.6% in the last twelve months, whilst the number of single and dual-play customers has decreased by 3.5% over the same period.

Leading the superfast broadband revolution

We have seen an increasing proportion of new broadband customers signing up for our faster speeds since we unveiled our new 30Mb tier in place of 20Mb. Half of all new subscribers in the quarter ordered speeds of 30Mb or more, compared to 18% ordering 20Mb or higher a year ago.

Almost 1m customers now subscribe to tiers of 20Mb or above, which represents nearly a quarter of our cable broadband base. We have over 170,000 customers on our 50Mb and 100Mb tiers, more than twice as many as a year ago and a 45% increase since the year-end. We are on track for rolling out the country’s fastest widely available broadband service, 100Mb, right across our network by mid 2012 and around 6m cable homes already have access to this superfast speed.

We also continue to see strong growth in the amount of data downloaded by our customers. On average, our broadband customers are each downloading around 25% per month more than they were just six months ago. The amount of data consumed by customers on our network has grown on average by 43% every year since mid 2007.

To test the future capabilities of our unique cable network, we embarked in April on a 1.5Gb broadband trial. Having now successfully achieved this speed, more than 240 times the current national average, we have again established our ability to significantly increase speeds on our network to address future consumer needs and maintain our speed leadership.

The best way to watch TV

We have now started to sell and market our new TiVo service to new customers. This is the UK’s first next generation TV service, seamlessly bringing together the best of TV, on demand and the web through an intuitive graphical interface. This enables us to launch exciting new entertainment experiences, such as we developed with Warner Bros Pictures to complement the launch of ‘Harry Potter and the Deathly Hallows — Part 2’. We introduced a dedicated TV app that brought together live film premiere coverage with extra online content. We have also introduced a mobile app allowing customers to set their TiVo service to record shows remotely. The strong early demand for this service has matched our high expectations and, as of 26th July, we had approximately 50,000 installed TiVo customers.

Both our new and legacy TV services stand apart from other TV platforms with advantages such as access to an unparalleled library of on demand programming. Around 65% of our TV base regularly used our on demand TV service during the quarter, averaging 78m views each month which is an increase of 15% from the same period in 2010.

As the first company in the UK to commercially launch a 3D TV service to millions of homes, we also continue to work with content creators to source the best available programming. We have since signed agreements with The Walt Disney Company, Paramount Pictures and Warner Bros Pictures to add more content to our ground-breaking 3D on demand TV service as it has become available. Customers can enjoy an increasing variety of 3D films, such as ‘TRON: Legacy’ and ‘Jackass 3D’, as well as 3D documentaries and animations.

We have also announced an exclusive agreement with digital music service Spotify, which makes Virgin Media the only entertainment provider able to integrate the Spotify streaming music service into its consumer offerings. As well as online and on mobile, we are also working to build an exclusive TV app which will make a catalogue of over 13 million music tracks available to listen to through home cinema systems.

We currently have around 3.8m TV customers, of which 1.7m or 45% are able to experience HD after having a further 131,000 customers take an HD set-top box in the quarter.

Exploiting Mobile growth opportunity

This was our best period of mobile customer growth for three and a half years. With our ongoing focus on customers with a higher lifetime value, we added 83,200 contract customers in the quarter, taking the total to 1.35m, up 23% from a year ago.

Despite this, mobile revenue fell by £3.7m or 2.7% in the quarter due principally to regulatory changes to mobile termination rates which reduced the amount of inbound mobile revenue we received by approximately £6m. But for this £6m decline, mobile revenue would have increased by 1.7%. Due to an approximate £6m associated benefit in interconnect costs for our own mobile and fixed line businesses from these rates changes, the impact on group OCF was neutral.

We believe that customers who take more services from us are less likely to churn and have higher lifetime value to us. One of our key strategic aims is therefore to cross-sell more mobile services into our cable customer base. At the quarter-end, we had approximately 591,400 cable households with at least one Virgin Mobile contract, which is up 19% on a year ago. These households had around 806,500 contract mobiles, up 21% and representing 60% of all contract subscribers. We also estimate we have a further 172,200 cable households with at least one of our prepay phones. This represents a total of approximately 16% of our cable base that take at least one mobile service from us, leaving a significant growth opportunity to cross-sell to the remaining 84%.

We have launched a new telephony proposition which is designed to drive further contract mobile penetration into our cable base. This rewards home phone customers who sign-up for our higher tiers of service with discounts off their mobile monthly bill. We have added 45,000 contract customers through this proposition as at the end of the quarter.

Quad-play penetration, where a household takes all three cable products and a mobile phone service, increased to around 12.6%, compared to 11.3% a year earlier. We have approximately 604,900 quad-play customers, which is up 11.8% from a year earlier.

Growing Business Data

Our Business division is pursuing its strategy to increase market share by focusing on growth in business data and leveraging our unique asset — a fibre optic network that passes over half of all UK businesses.

Business revenue was up 6% for the first half year but was relatively flat for the second quarter, as a 9% increase in higher margin retail data revenue was offset by lower voice and wholesale revenue. Business data remains a key growth opportunity for us in 2011 and following recent contract wins, we expect robust revenue growth in the second half of the year.

In the public sector, the Public Services Network (PSN) initiative led by the Cabinet Office continues to gain momentum, and Virgin Media Business seeks to remain at the heart of it. We have recently been awarded only one of three places on the Government Procurement Service Managed Telecommunications Convergence Framework. The new framework will act as a resource for public sector organisations to buy PSN compliant technologies and is the first of its kind in the UK.

In June, Virgin Media Business and Cambridgeshire County Council announced the launch of a county-wide framework with a potential contract value of £30m over time. Through the framework, Cambridgeshire County Council signed a £10m contract with Virgin Media Business for a network to connect 250 schools, 90 corporate sites and 69 community outlets.

Virgin Media Business also signed a £6m contract with Westminster City Council providing it with a new wide area network (WAN) that will connect around 60 of its buildings. Together, Westminster City Council and Virgin Media Business are building a pan-London framework with a potential contract value of around £190m over time.

Capital Return Programme Update

One year ago, we announced an initial capital return programme which included £375m of share buybacks and set a target leverage ratio of approximately 3.0x Net Debt to OCF over the subsequent two to three years. We have now completed that buyback, having purchased approximately 23.6m shares at an average price of $25.44 per share. This represents the full level of common stock repurchases authorised by our board of directors, equating to about 10% of our equity market capitalisation as of July 21, 2010. As at June 30, 2011, we had 313.5m shares outstanding.

We have also made good progress toward our long-term net leverage target. The continuing efforts to provide us with the most flexible capital structure possible and our success in growing the business has meant our Net Debt to OCF has improved in the last twelve months from 3.8x to 3.5x. We remain on track to achieve our long-term net leverage target of approximately 3.0x Net Debt to OCF over the next one to two years as previously announced.

Following the quarter-end, on July 26, 2011, we used £290m of cash on our balance sheet along with gains received from derivative instruments to retire our $550m 9.125% 2016 notes using cash on our balance sheet, further reducing both total debt and future interest expense.

Our results over recent quarters have demonstrated our ability to grow our revenue, control our costs, refinance debt and accelerate cash generation. We believe the power of our fibre optic network gives us a continuing strategic advantage, providing a secure base for delivering sustainable revenue growth and strong cash generation from multiple sources. Consequently, we are now able to announce a second phase in this capital return programme.

Our board of directors has authorised a new capital return programme of up to £850m. They have authorised further common stock repurchases of up to £625m by the end of 2012. These further purchases, when implemented, will bring total repurchases to £1bn since the start of the programme in July 2010. We again intend to implement this stock repurchase programme through open market and/or privately negotiated transactions, which may include derivative transactions.

These incremental repurchases represent around 12% of our current equity market capitalisation, further underscoring our commitment to both financial discipline, and to offering attractive returns to investors. At the same time, the programme has also been designed to allow continued investment to maintain our competitive advantages and to enable continued growth.

Additionally, the board of directors has authorised the deployment of up to £225m in transactions relating to our debt and convertible debt, which may be effected through open market, privately negotiated, and/or derivative transactions.

The open market, privately negotiated and derivative transactions described above may be implemented by brokers for the company within certain pre-set parameters and purchases may continue during closed periods in accordance with applicable restrictions. The stock so reacquired will be held in treasury or cancelled. Also, under certain derivative transactions, the associated counterparties may hedge their liabilities through transactions in our common stock.

Amendments to Senior Credit Facility

In May, we amended our Senior Credit Facilities Agreement (the ‘SCF’) to reflect the our enhanced credit stature. The amendments to the SCF, among others, reduce the margins payable on the facilities. The applicable margins for the term loan were previously 325 basis points over LIBOR and 375 basis points over LIBOR for Tranches A and B respectively. These have been amended to a £750 million term loan with a margin of 212.5 basis points over LIBOR, with the margin subject to reductions based on our leverage in the future. In addition, the total commitments under our revolving facility were increased from £250 million to £450 million. The maturity of the loan remains 30 June 2015.

RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2011

Comparisons of financial and operating statistics are to the second quarter of 2010, unless otherwise stated.

TOTAL REVENUE

Total revenue in the second quarter was up 2.2% to £985.8m as growth in cable and non-cable was partially offset by reductions in mobile and business.

CONSUMER SEGMENT

Cable

Cable revenue in the second quarter was up 3.9% at £682.3m reflecting 3.2% growth in cable ARPU to £47.35 and 0.3% growth in the cable customer base.

Gross cable customer additions in the second quarter were down 10.0% at 169,800. Average monthly churn increased from 1.3% to 1.4% and, as a result, the overall cable customer base decreased by 36,000 during the quarter to 4.78m.

Mobile

Mobile revenue in the quarter was £132.6m, down 2.7% primarily due to the regulated change in mobile termination rates that reduced our inbound mobile revenue by approximately £6m.

Contract net additions for the quarter were 83,200 and at the quarter-end we had 1,346,600 contract subscribers representing 44% of total mobile products and growth of 23% in contract subscribers over the last year.

The number of prepay net disconnections in the quarter was 32,600, down from 52,700 in the same quarter last year. The loss of prepay subscribers reflects our strategy of focusing on customers with a higher lifetime value.

Non-cable

Non-cable revenue in the quarter was up 4.8% at £19.7m mainly due to the continued growth in telephony line rental revenue.

BUSINESS SEGMENT

Business revenue in the quarter was £151.2m, down 1.0%, mainly due to growth in retail data revenue offset by lower voice and data wholesale revenue. Retail data revenue was up 9.0% to £68.7m, reflecting our successful strategy of focusing on higher margin data revenue and increasing demand for our data products. Wholesale data revenue was down 2.4% at £32.2m. Retail voice revenue was down 7.6% to £37.8m as a result of declining telephony usage and pricing. Wholesale voice revenue was down 44.3% at £3.4m. Local Area Network Solutions revenue was down 6.2% at £9.1m.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

Operating costs (exclusive of depreciation) were £389.9m in the quarter, down 1.1% as lower business cost of sales and lower network and other operating costs were partially offset by higher consumer cost of sales. SG&A increased 1.7% to £203.8m for the quarter, mainly due to increased marketing and other costs, partially offset by lower facilities, employee and outsourcing costs.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF increased to £392.1m in the quarter, up 6.1% mainly due to the growth in revenue, partially offset by increased operating costs and SG&A.

OPERATING INCOME

Operating income in the quarter was £134.9m, up 69.5% mainly due to improved operating results as described above and reduced depreciation and amortization.

Depreciation expense was down 6.6% at £230.2m primarily as a result of certain fixed assets becoming fully depreciated, partially offset by increases in depreciation in respect of new fixed assets. Amortization expense was £28.1m, down 24.3% mainly due to the cessation of amortization of certain intangible assets that have become fully amortized.

UKTV JOINT VENTURE

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC’s programme library and other acquired programming which are carried on Virgin Media’s cable platform and also on satellite. Some channels are also available on Freeview.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of UKTV’s net income of £6.8m in the quarter. UKTV’s financial results are not consolidated in Virgin Media’s revenue, operating income or OCF. Virgin Media’s investment in UKTV is carried on the balance sheet at June 30, 2011 at £339m, which includes loans to fund its operations totaling £98m.

In the quarter, Virgin Media received £12.7m from UKTV in the form of net loan capital repayments together with cash payments totaling £10.2m, which consisted of dividends, interest payments and payments for consortium tax relief.

NET INCOME FROM CONTINUING OPERATIONS

Net income from continuing operations for the quarter was £98.2m compared to a loss of £68.5m in the second quarter of 2010. The improvement was mainly due to increased operating income together with £77.6m recognized with respect to a VAT refund received during the quarter, which is included in interest income and other, net.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis)(5) in the quarter were down 8.2% at £175.3m. The total purchase of fixed assets and intangible assets was up 9.8% at £160.3m mainly due to the timing of payments to fixed asset suppliers and a decrease in fixed assets acquired under finance leases, partially offset by lower fixed asset additions (accrual basis).

The total purchase of fixed assets and intangible assets was 16.3% and 16.4% as a percentage of revenue for the quarter and the half-year, respectively.

FREE CASH FLOW

Free Cash Flow for the quarter was up 12.7% to £122.7m mainly due to higher OCF and lower net interest expense, partially offset by higher total purchase of fixed assets and intangible assets. Net cash provided by operating activities was up 14.2% at £286.1m.

DEBT

As of June 30, 2011, long term debt, net of £422m current portion, was £5,577m. Total debt consisted of £750m outstanding under our Senior Credit Facility, £2,033m of Senior Notes, £2,444m of Senior Secured Notes, £527m of Convertible Senior Notes and £245m of capital leases and other indebtedness. Cash and cash equivalents were £458m. Net debt(6) was £5,541m.

Interest expense in the second quarter was £113.1m, down 3.8% due to a lower level of debt paying interest at fixed rates.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward- looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include the following:

•                  the ability to compete with a range of other communications and content providers;

•                  the effect of rapid and significant technological changes on our businesses;

•                  the ability to maintain and upgrade our networks in a cost-effective and timely manner;

•                  possible losses of revenues or customers due to systems failures;

•                  the ability to control unauthorized access to our network;

•                  our reliance on third-party suppliers and contractors to provide necessary hardware, software or operational support;

•                  our reliance on our use of the “Virgin” name and logo and any adverse publicity generated by other users of the “Virgin” name and logo;

•                  the ability to manage customer churn;

•                  general economic conditions;

•                  the ability to provide attractive programming at a reasonable cost;

•                  the ability to implement our restructuring plan successfully and realize the anticipated benefits;

•                  currency and interest rate fluctuations;

•                  the ability to fund debt service obligations and refinance our debt obligations;

•      the effect of a decline in fixed line telephony usage and revenues;

•                  our reliance on third parties to distribute our mobile telephony products;

•                  the functionality or market acceptance of new products;

•                  tax risks;

•                  our reliance on Everything Everywhere to carry our mobile voice and non-voice services;

•                  the ability to effectively manage complaints, litigation and adverse publicity;

•                  our ability to retain key personnel;

•                  changes in laws, regulations or governmental policy;

•                  capacity limits on our network; and

•                  the ability to comply with restrictive covenants in our indebtedness agreements

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 30, 2010, or the 2010 Annual Report, as filed with the U.S. Securities and Exchange Commission, or SEC, on February 22, 2011. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements

Notes

Please see Appendix F for a reconciliation of all non-GAAP financial measures to their nearest GAAP equivalents.

(1) OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges. OCF is a non-GAAP financial measure and the most directly comparable GAAP measure is operating income.

(2) Free Cash Flow, or FCF,  is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. FCF is a non-GAAP financial measure and the most directly comparable GAAP measure is net cash provided by operating activities.

(3) Net Debt to OCF is Net Debt divided by OCF for the quarter multiplied by four. Net Debt to OCF is a non-GAAP financial measure.

(4)  Gross margin is revenue less operating costs.

(5) Fixed asset additions (accrual basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets. Fixed asset additions (accrual basis) is a non-GAAP financial measure and the most directly comparable GAAP measure is purchase of fixed and intangible assets.

(6) Net Debt is long term debt inclusive of current portion, less cash and cash equivalents. Net debt is a non-GAAP financial measure and the most directly comparable GAAP measure is long term debt (net of current portion.)

Appendices:

A)	Financial Statements
• Condensed Consolidated Statements of Operations
• Condensed Consolidated Balance Sheets
• Condensed Consolidated Statements of Cash Flows
• Quarterly Condensed Consolidated Statements of Operations
• Additional Quarterly Condensed Consolidated Statements Cash Flow Information
B1)	Quarterly Segment Revenue and Contribution, OCF and Operating Income
B2)	Quarterly Costs and Expenses
C1)	Consumer Operations Statistics
C2)	Cable Operations Statistics
C3)	Non-Cable Operations Statistics
C4)	Mobile Operations Statistics
D)	Free Cash Flow Calculation (FCF)
E)	Fixed Asset Additions (Accrual Basis)
F)	Use of Non-GAAP Financial Measures and Reconciliations to GAAP

A)  FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue	£985.8	£964.2	£1,968.1	£1,893.6

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	389.9	394.1	801.0	770.9
Selling, general and administrative expenses	203.8	200.4	398.9	403.4
Restructuring and other charges	(1.1)	6.5	1.5	6.9
Depreciation	230.2	246.5	459.0	489.0
Amortization	28.1	37.1	62.2	74.2
	850.9	884.6	1,722.6	1,744.4
Operating income	134.9	79.6	245.5	149.2

Other income (expense)
Interest expense	(113.1)	(117.6)	(227.7)	(240.9)
Loss on extinguishment of debt	(10.8)	(37.1)	(28.9)	(70.0)
Share of income from equity investments	6.8	7.1	15.0	14.7
(Loss) gain on derivative instruments	(9.2)	(7.2)	18.8	(28.2)
Foreign currency gain (loss)	5.9	(10.1)	13.8	(77.5)
Interest income and other, net	81.6	2.8	83.3	3.9
Income (loss) from continuing operations before income taxes	96.1	(82.5)	119.8	(248.8)
Income tax benefit (expense)	2.1	14.0	(17.1)	17.0
Income (loss) from continuing operations	98.2	(68.5)	102.7	(231.8)
Income (loss) on discontinued operations, net of tax	—	8.6	(1.2)	11.5
Net income (loss)	£98.2	£(59.9)	£101.5	£(220.3)

Basic income (loss) from continuing operations per share	£0.31	£(0.21)	£0.32	£(0.70)

Basic and diluted income from discontinued operations per share	£0.00	£0.03	£0.00	£0.03

Basic net income (loss) per share	£0.31	£(0.18)	£0.32	£(0.67)

Diluted income (loss) from continuing operations per share	£0.30	£(0.21)	£0.32	£(0.70)

Diluted net income (loss) per share	£0.30	£(0.18)	£0.31	£(0.67)

Dividends per share (in U.S. Dollars)	$0.04	$0.04	$0.08	$0.08

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions, except par value)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	£458.2	£479.5
Restricted cash	2.2	2.2
Accounts receivable - trade, less allowances for doubtful accounts of £7.6 (2011) and £6.4 (2010)	429.1	431.2
Inventory for resale	22.3	26.4
Derivative financial instruments	0.8	0.8
Prepaid expenses and other current assets	99.1	89.0
Total current assets	1,011.7	1,029.1
Fixed assets, net	4,663.2	4,763.1
Goodwill and other indefinite-lived assets	2,017.5	2,017.5
Intangible assets, net	56.2	118.4
Equity investments	338.7	359.2
Derivative financial instruments	344.9	394.6
Deferred financing costs, net of accumulated amortization of £40.4 (2011) and £23.8 (2010)	84.8	98.6
Other assets	52.6	52.7
Total assets	£8,569.6	£8,833.2

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£256.8	£295.9
Accrued expenses and other current liabilities	354.5	391.5
Derivative financial instruments	19.8	13.3
Restructuring liabilities	46.3	57.6
VAT and employee taxes payable	84.5	88.6
Interest payable	107.2	126.5
Deferred revenue	308.0	301.7
Current portion of long term debt	421.6	222.1
Total current liabilities	1,598.7	1,497.2
Long term debt, net of current portion	5,577.2	5,798.3
Derivative financial instruments	73.2	62.0
Deferred revenue and other long term liabilities	196.4	207.9
Deferred income taxes	—	3.2
Total liabilities	7,445.5	7,568.6

Commitments and contingent liabilities
Shareholders’ equity
Common stock - $0.01 par value; authorized 1,000.0 (2011 and 2010) shares; issued and outstanding 313.5 (2011) and 322.0 (2010) shares	1.7	1.8
Additional paid-in capital	4,227.6	4,375.2
Accumulated other comprehensive income	62.5	86.5
Accumulated deficit	(3,167.7)	(3,198.9)
Total shareholders’ equity	1,124.1	1,264.6
Total liabilities and shareholders’ equity	£8,569.6	£8,833.2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Six months ended June 30,
	2011	2010

Operating activities:
Net income (loss)	£101.5	£(220.3)
Loss (income) loss from discontinued operations	1.2	(11.5)
Income (loss) from continuing operations	102.7	(231.8)

Adjustments to reconcile income (loss) from continuing operations to net cash provided provided by operating activities:
Depreciation and amortization	521.2	563.2
Non-cash interest	(5.6)	(2.6)
Non-cash compensation	14.3	15.2
Loss on extinguishment of debt	28.9	70.1
Income from equity accounted investments, net of dividends received	(1.5)	(6.1)
Unrealized (gains) losses on derivative instruments	(23.8)	106.2
Unrealized foreign currency gains	(12.9)	(44.5)
Income taxes	20.2	(10.2)
Other	3.4	(0.4)
Changes in operating assets and liabilities, net of effect from business disposals:	(89.2)	(6.4)
Net cash provided by operating activities	557.7	452.7

Investing activities:
Purchase of fixed and intangible assets	(323.6)	(327.5)
Proceeds from sale of fixed assets	1.2	0.6
Principal repayments on loans to equity investments	19.4	12.5
Acquisitions, net of cash acquired	(14.3)	—
Other	2.5	0.9
Net cash used in investing activities	(314.8)	(313.5)

Financing activities:
New borrowings, net of financing fees	927.6	3,072.7
Repurchase of common stock	(212.8)	—
Proceeds from employee stock option exercises	5.9	6.8
Principal payments on long term debt, including redemption premiums, and capital leases	(955.9)	(3,210.3)
Dividends paid	(15.8)	(17.8)
Net cash used in financing activities	(251.0)	(148.6)

Cash flow from discontinued operations:
Net cash used in operating activities	(10.4)	(10.4)
Net cash used in discontinued operations	(10.4)	(10.4)

Effect of exchange rate changes on cash and cash equivalents	(2.8)	4.2
Decrease in cash and cash equivalents	(21.3)	(15.6)
Cash and cash equivalents, beginning of period	479.5	430.5
Cash and cash equivalents, end of period	£458.2	£414.9

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£235.6	£248.1

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Revenue	£985.8	£982.3	£1,003.8	£978.4	£964.2

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	389.9	411.1	408.5	395.6	394.1
Selling, general and administrative expenses	203.8	195.1	191.7	195.5	200.4
Restructuring and other charges	(1.1)	2.6	41.6	4.5	6.5
Depreciation	230.2	228.8	254.3	244.4	246.5
Amortization	28.1	34.1	36.7	36.7	37.1
Total costs and expenses	850.9	871.7	932.8	876.7	884.6
Operating income	134.9	110.6	71.0	101.7	79.6
Other income (expense)
Interest expense	(113.1)	(114.6)	(118.7)	(118.2)	(117.6)
Loss on extinguishment of debt	(10.8)	(18.1)	—	—	(37.1)
Share of income from equity investments	6.8	8.2	2.6	6.7	7.1
(Loss) gain on derivative instruments	(9.2)	28.0	(12.7)	(24.7)	(7.2)
Foreign currency gains (losses)	5.9	7.9	(0.2)	43.6	(10.1)
Interest income and other, net	81.6	1.7	3.6	0.8	2.8
Income (loss) from continuing operations before income taxes	96.1	23.7	(54.4)	9.9	(82.5)
Income tax benefit (expense)	2.1	(19.2)	89.4	17.7	14.0
Income (loss) from continuing operations	98.2	4.5	35.0	27.6	(68.5)
Discontinued operations
(Loss) gain on disposal, net of tax	—	(1.2)	4.8	14.4	—
(Loss) income from discontinued operations, net of tax	—	—	(2.7)	(0.2)	8.6
(Loss) income on discontinued operations, net of tax	—	(1.2)	2.1	14.2	8.6
Net income (loss)	£98.2	£3.3	£37.1	£41.8	£(59.9)

Basic income (loss) from continuing operations per common share	£0.31	£0.01	£0.11	£0.08	£(0.21)
Basic and diluted income from discontinued operations per common share	£0.00	£0.00	£0.01	£0.04	£0.03
Basic net income (loss) per share	£0.31	£0.01	£0.12	£0.13	£(0.18)

Diluted income (loss) from continuing operations per common share	£0.30	£0.01	£0.11	£0.08	£(0.21)
Diluted net income (loss) per share	£0.30	£0.01	£0.12	£0.13	£(0.18)

Average number of shares outstanding	315.6	320.5	322.4	325.6	330.9

QUARTERLY CONDENSED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Three months ended,
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Operating activities
Net income (loss)	£98.2	£3.3	£37.1	£41.8	£(59.9)
Loss (income) on discontinued operations	—	1.2	(2.1)	(14.2)	(8.6)
Income (loss) from continuing operations	98.2	4.5	35.0	27.6	(68.5)

Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	258.3	262.9	291.0	281.1	283.7
Non-cash interest	(8.0)	2.4	8.5	34.2	(13.5)
Non-cash compensation	7.3	7.0	8.0	6.2	7.9
Loss on extinguishment of debt	10.8	18.1	—	—	37.3
Income from equity accounted investments, net of dividends received	0.2	(1.7)	(2.5)	(0.7)	(2.0)
Unrealized losses (gains) on derivative instruments	6.3	(30.1)	9.3	18.3	59.7
Foreign currency gains	(6.2)	(6.7)	(1.4)	(43.4)	(78.7)
Income taxes	(0.7)	20.9	(87.2)	(3.7)	(9.6)
Other	3.5	(0.1)	0.2	0.7	(0.8)
Changes in operating assets and liabilities	(83.6)	(5.6)	4.4	(0.7)	35.0
Net cash provided by operating activities	286.1	271.6	265.3	319.6	250.5

Investing activities
Purchase of fixed and intangible assets	(160.3)	(163.3)	(150.4)	(150.5)	(146.0)
Proceeds from the sale of fixed assets	0.5	0.7	0.2	35.2	(0.6)
Principal repayments (drawdowns) on loans to equity investments	11.0	8.4	(6.6)	2.5	11.3
Acquisitions, net of cash acquired	(14.3)	—	—	—	—
Disposal of businesses , net	—	—	7.4	160.0	—
Other	2.3	0.2	2.9	1.4	1.1
Net cash (used in) provided by investing activities	(160.8)	(154.0)	(146.5)	48.6	(134.2)

Financing activities
New borrowings, net of financing fees	(10.1)	937.7	(0.1)	(0.6)	1,624.9
Repurchase of common stock	(92.8)	(120.0)	(39.0)	(122.5)	—
Purchase of capped call options	—	—	(205.4)	—	—
Proceeds from employee stock option exercises	4.5	1.4	7.1	3.1	1.2
Principal payments on long term debt, including redemption premiums, and capital leases	(40.4)	(915.5)	(13.9)	(15.6)	(1,745.4)
Dividends paid	(7.8)	(8.0)	(8.1)	(8.2)	(9.0)
Net cash used in financing activities	(146.6)	(104.4)	(259.4)	(143.8)	(128.3)

Cash flow from discontinued operations
Net cash (used in) provided by operating activities	(3.9)	(6.5)	7.8	(27.5)	4.6
Net cash (used in) provided by discontinued operations	(3.9)	(6.5)	7.8	(27.5)	4.6

Effect of exchange rate changes on cash and cash equivalents	0.7	(3.5)	2.5	(2.0)	1.6
(Decrease) increase in cash and cash equivalents	(24.5)	3.2	(130.3)	194.9	(5.8)
Cash and cash equivalents at beginning of period	482.7	479.5	609.8	414.9	420.7
Cash and cash equivalents at end of period	£458.2	£482.7	£479.5	£609.8	£414.9

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£123.2	£112.4	£107.4	£83.3	£139.1

B1) QUARTERLY SEGMENT REVENUE AND CONTRIBUTION, OCF AND OPERATING INCOME

(in £ millions) (unaudited)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Revenue
Consumer segment
Cable	£682.3	£666.0	£682.8	£662.6	£656.4
Mobile	132.6	136.9	148.3	143.5	136.3
Non-cable	19.7	20.3	20.7	20.1	18.8
Total	834.6	823.2	851.8	826.2	811.5
Business segment
Business	151.2	159.1	152.0	152.2	152.7

Total revenue	£985.8	£982.3	£1,003.8	£978.4	£964.2

Segment contribution
Consumer segment	£494.5	£485.0	£511.6	£500.9	£489.4
Business segment	91.8	92.6	90.0	89.1	87.6
Total segment contribution	586.3	577.6	601.6	590.0	577.0
Other operating and corporate costs	194.2	201.5	198.0	202.7	207.3
OCF (1)	392.1	376.1	403.6	387.3	369.7
Depreciation	230.2	228.8	254.3	244.4	246.5
Amortization	28.1	34.1	36.7	36.7	37.1
Restructuring and other charges	(1.1)	2.6	41.6	4.5	6.5
Consolidated operating income	£134.9	£110.6	£71.0	£101.7	£79.6

(1)          OCF is a non-GAAP financial measure.  See Appendix F for a discussion of the use of OCF as a non-GAAP financial measure and the reconciliation of OCF to GAAP operating income.

B2) QUARTERLY COSTS AND EXPENSES

(in £ millions) (unaudited)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Costs and expenses
Operating costs
Consumer cost of sales	£254.7	263.0	266.0	£250.1	£248.5
Business cost of sales	42.2	51.3	44.8	46.8	47.8
Network and other operating costs (1)	93.0	96.8	97.7	98.7	97.8
Total operating costs	£389.9	£411.1	£408.5	£395.6	£394.1

Selling, general and administrative expenses
Employee and outsourcing costs (2)	£116.3	£117.6	£119.7	£112.8	£119.5
Marketing costs (3)	42.2	35.2	32.6	36.7	39.7
Facilities (4)	13.3	14.5	8.3	15.9	15.9
Other (5)	32.0	27.8	31.1	30.1	25.3
Total selling, general and administrative expenses	£203.8	£195.1	£191.7	£195.5	£200.4

(1)          Network and other operating costs includes costs associated with the provision of the network and operating platforms including associated employee, outsourcing and facilities costs and certain other operating expenses.

(2)          Employee and outsourcing costs includes remuneration and benefits, temporary and contract staff, training and stock-based compensation costs together with costs of all major outsourced business activities.

(3)          Marketing costs includes advertising, brand costs, agency fees, support and research, public relations and internal communications costs.

(4)          Facilities costs include building costs, service costs, repairs and maintenance and utilities costs.

(5)          Other costs include billing, collections and bad debt, IT, legal and professional, license, insurance, and other indirect costs.

C1) CONSUMER OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Consumer products (1)
Opening products	13,736.6	13,607.9	13,486.5	13,386.6	13,265.8
Net product adds (2)	16.2	128.7	121.4	99.9	120.8
Closing Consumer products	13,752.8	13,736.6	13,607.9	13,486.5	13,386.6

Consumer products (1)
Telephone
Cable	4,155.0	4,180.9	4,161.7	4,161.0	4,175.3
Non-cable	169.0	170.7	169.6	161.2	154.4
	4,324.0	4,351.6	4,331.3	4,322.2	4,329.7

Television	3,767.7	3,788.9	3,778.8	3,766.7	3,751.9
Digital TV	3,753.9	3,772.3	3,759.6	3,745.9	3,728.7
Analogue TV	13.8	16.6	19.2	20.8	23.2

Broadband
Cable	4,048.6	4,061.2	4,011.1	3,969.8	3,936.0
Non-cable	265.9	271.4	275.9	273.1	271.8
	4,314.5	4,332.6	4,287.0	4,242.9	4,207.8
Mobile (1)
Contract	1,346.6	1,263.4	1,210.8	1,154.7	1,097.2

Total Consumer products	13,752.8	13,736.6	13,607.9	13,486.5	13,386.6

Net Consumer product (disconnects) adds (1) (2)
Telephone
Cable	(26.0)	19.2	0.7	(14.3)	(2.7)
Non-cable	(1.7)	1.1	8.4	6.8	6.8
	(27.7)	20.3	9.1	(7.5)	4.1

Television	(21.2)	10.1	12.1	14.8	22.3
Digital TV	(18.4)	12.7	13.7	17.2	25.9
Analogue TV	(2.8)	(2.6)	(1.6)	(2.4)	(3.6)

Broadband
Cable	(12.6)	50.1	41.3	33.8	25.9
Non-cable	(5.5)	(4.5)	2.8	1.3	2.2
	(18.1)	45.6	44.1	35.1	28.1
Mobile (1)
Contract	83.2	52.6	56.1	57.5	66.3

Net Consumer product adds in period	16.2	128.6	121.4	99.9	120.8

(1)          The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, as described in table C4. Mobile contract includes both mobile broadband and mobile service contracts. Mobile contract net adds in Q2-10 included 9,300 customers who have been taking contract services since joining but had previously been recorded as prepay customers. A corresponding reduction is included in prepay net adds in the Q2-10.

(2)          During the second half of 2010, we reviewed our credit and collection reporting processes and aligned the way we measure disconnections with our underlying operational process. As a result, we estimate that reported gross disconnects decreased by 6,300 customers, representing 15,300 products, and 4,900 customers, representing 11,000 products, during the third and fourth quarters of 2010, respectively.

C2) CABLE OPERATIONS STATISTICS (excluding Non-cable and Mobile Operations)

(data in 000’s except percentages, products/Customer and ARPU)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Customers
Opening Customers	4,820.3	4,800.1	4,783.0	4,768.9	4,761.8
Gross adds	169.8	191.8	206.6	236.0	188.6
Gross disconnects (1)	(205.8)	(171.6)	(189.5)	(221.9)	(181.5)
Net customer (disconnects) adds	(36.0)	20.2	17.1	14.1	7.1
Closing Customers	4,784.3	4,820.3	4,800.1	4,783.0	4,768.9

Monthly Cable customer churn %	1.4%	1.2%	1.3%	1.6%	1.3%

Products
Opening products	12,031.0	11,951.6	11,897.5	11,863.2	11,817.7
Net product (disconnects) adds (1)	(59.8)	79.4	54.1	34.3	45.5
Closing products	11,971.2	12,031.0	11,951.6	11,897.5	11,863.2

Net product (disconnects) adds
Telephone	(26.0)	19.2	0.7	(14.3)	(2.7)
Television	(21.2)	10.1	12.1	14.8	22.3
DTV	(18.4)	12.7	13.7	17.2	25.9
ATV	(2.8)	(2.6)	(1.6)	(2.4)	(3.6)
Broadband	(12.6)	50.1	41.3	33.8	25.9
Total Net product (disconnects) adds (1)	(59.8)	79.4	54.1	34.3	45.5

Products
Telephone	4,155.0	4,180.9	4,161.7	4,161.0	4,175.3
Television	3,767.7	3,788.9	3,778.8	3,766.7	3,751.9
DTV	3,753.9	3,772.3	3,759.6	3,745.9	3,728.7
ATV	13.8	16.6	19.2	20.8	23.2
Broadband	4,048.6	4,061.2	4,011.1	3,969.8	3,936.0
Total products	11,971.3	12,031.0	11,951.6	11,897.5	11,863.2

Products / Customer	2.50	2.50	2.49	2.49	2.49

Bundled Customers
Dual products	1,077.4	1,094.2	1,103.1	1,120.8	1,140.1
Triple products	3,054.7	3,058.2	3,024.2	2,996.9	2,977.1
Percentage of dual or triple products	86.4%	86.1%	86.0%	86.1%	86.3%
Percentage of triple products	63.8%	63.4%	63.0%	62.7%	62.4%

Cable ARPU (2)	£47.35	£46.16	£47.51	£46.38	£45.88
ARPU calculation:
Cable revenue (millions)	£682.3	£666.0	£682.8	£662.6	£656.4
Average customers	4,802.6	4,809.0	4,790.0	4,763.4	4,768.8

(1)          During the second half of 2010, we reviewed our credit and collection reporting processes and aligned the way we measure disconnections with our underlying operational process. As a result, we estimate that reported gross disconnects decreased by 6,300 customers, representing 15,300 products, and 4,900 customers, representing 11,000 products, during the third and fourth quarters of 2010, respectively.

(2)          Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three. The average number of customers is calculated by adding the number of customers at the start of the quarter and at the end of each month of the quarter and dividing by four.

C3) NON-CABLE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Customers
Opening Customers	272.7	276.7	274.0	272.6	270.6
Net customer (disconnects) adds	(6.3)	(4.0)	2.7	1.4	2.0
Closing Customers	266.4	272.7	276.7	274.0	272.6

Products
Opening products
Telephone	170.7	169.6	161.2	154.4	147.6
Broadband	271.4	275.9	273.1	271.8	269.6
	442.1	445.5	434.3	426.2	417.2

Net product (disconnects) adds
Telephone	(1.7)	1.1	8.4	6.8	6.8
Broadband	(5.5)	(4.5)	2.8	1.3	2.2
	(7.2)	(3.4)	11.2	8.1	9.0

Closing products
Telephone	169.0	170.7	169.6	161.2	154.4
Broadband	265.9	271.4	275.9	273.1	271.8
	434.9	442.1	445.5	434.3	426.2

C4) MOBILE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Contract Customers (1)(2)
Opening Contract Customers	1,263.4	1,210.8	1,154.7	1,097.2	1,030.9
Net contract customer adds (3)	83.2	52.6	56.1	57.5	66.3
Closing Contract Customers (1)	1,346.6	1,263.4	1,210.8	1,154.7	1,097.2

Prepay Customers (2)
Opening Prepay Customers	1,737.8	1,858.1	1,912.3	1,976.2	2,028.9
Net prepay customer adds (3)	(32.6)	(120.3)	(54.2)	(63.9)	(52.7)
Closing Prepay Customers	1,705.2	1,737.8	1,858.1	1,912.3	1,976.2

Total Closing Customers (2)	3,051.8	3,001.2	3,068.9	3,067.0	3,073.4

Mobile ARPU (4)	£14.27	£14.70	£15.16	£15.01	£14.36
ARPU calculation:
Service revenue (millions)	£129.3	£133.4	£138.7	£138.6	£131.9
Average customers	3,022.5	3,023.8	3,050.0	3,077.7	3,061.8

(1)          Contract customers represents the number of contracts relating to either a mobile service or a mobile broadband contract.

(2)          Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3)          Contract net adds in Q2-10 includes 9,300 customers who have been taking contract services since joining but had previously been recorded as prepay customers. A corresponding reduction is included in prepay net adds in Q2-10.

(4)          Mobile ARPU is calculated on a quarterly basis by dividing service revenue (contract and prepay) for the period by the average number of active customers (contract and prepay) for the period, divided by three. The average number of customers is calculated by adding the number of customers at the start of the quarter and at the end of each month of the quarter and dividing by four.

D)  FREE CASH FLOW CALCULATION

(in £ millions) (unaudited)

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and the reconciliation of FCF to GAAP net cash provided by operating activities.

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	392.1	376.1	403.6	387.3	369.7
Purchase of fixed and intangible assets	(160.3)	(163.3)	(150.4)	(150.5)	(146.0)
Interest expense (net) (1)	(109.1)	(112.9)	(115.1)	(117.4)	(114.8)
Free Cash Flow (FCF)	122.7	99.9	138.1	119.4	108.9

(1)          For the three months ended June 30, 2011 interest expense (net) is shown exclusive of a VAT refund of £77.6 million, which is included within Interest income and other, net in the condensed consolidated statement of operations.

	Six months ended
	June 30	June 30
	2011	2010

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	768.2	719.3
Purchase of fixed and intangible assets	(323.6)	(327.5)
Interest expense (net) (1)	(222.0)	(237.0)

Free Cash Flow (FCF)	222.6	154.8

(1)          For the six months ended June 30, 2011 interest expense (net) is shown exclusive of a VAT refund of £77.6 million, which is included within Interest income and other, net in the condensed consolidated statement of operations.

E)  FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

Virgin Media is not a member of NCTA (National Cable Telecommunications Association) and is providing this information solely for comparative purposes. Certain NCTA Fixed Asset Additions have been adjusted to reclassify additions from upgrade/rebuild to scaleable infrastructure and commercial in order to conform with the current quarter’s presentation. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

NCTA Fixed Asset Additions
CPE	64.1	70.8	50.9	65.8	72.5
Scaleable infrastructure	55.7	60.0	46.4	52.5	53.6
Commercial	27.3	22.9	20.4	23.1	23.3
Line extensions	4.3	3.0	1.0	2.9	6.5
Upgrade/rebuild	3.8	3.6	3.0	4.1	5.1
Support capital	19.5	16.7	18.4	25.5	29.2
Total NCTA Fixed Asset Additions	174.6	176.9	140.1	174.0	190.2
Non NCTA Fixed Asset Additions	0.7	0.4	1.2	0.3	0.7
Total Fixed Asset Additions (Accrual Basis)	175.3	177.3	141.3	174.3	190.9

Fixed assets acquired under capital leases	(6.3)	(23.0)	(23.9)	(40.8)	(24.7)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	(8.7)	9.0	33.0	17.0	(20.2)
Total Purchase of Fixed and Intangible Assets	160.3	163.3	150.4	150.5	146.0

Comprising:
Purchase of Fixed Assets	160.3	163.3	150.4	150.5	146.0
Purchase of Intangible Assets	—	—	—	—	—
	160.3	163.3	150.4	150.5	146.0

F)  USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

Virgin Media uses certain financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. These measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined as follows:

•                  OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

•                  Free Cash Flow (FCF) is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs.

•                  Fixed Asset Additions (Accrual Basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

•                  Net debt is long term debt inclusive of current portion, less cash and cash equivalents.

Our management considers OCF is an important indicator of our operational strength and performance during the relevant periods. This measure excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from this measure as management believes they are not characteristic of our underlying business operations.   Our management considers FCF as a helpful measure in assessing our liquidity and prospects for the future. We believe FCF is useful to investors as a basis for comparing our performance and coverage ratios and is an additional way of viewing aspects of our operations that provide a more complete understanding of factors and trends affecting our business. Our management considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Our management considers net debt is a measure that is helpful for understanding our debt funding obligations.

Some of the significant limitations associated with the use of OCF as compared to operating income are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. We compensate for this limitation by separately measuring and forecasting working capital. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long term operational performance and liquidity. The significant limitation associated with the use of net debt as compared to long term debt, net of current portion, is that net debt includes the current portion of long term debt. This measure also assumes that all of the cash and cash equivalents are available to service debt.

OCF is most directly comparable to the GAAP financial measure operating income. FCF is most directly comparable to the GAAP financial measure net cash provided by operating activities. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income, net cash provided by operating activities and purchase of fixed and intangible assets, respectively. Net Debt is most directly comparable to the GAAP financial measure long term debt (net of current portion). Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF, FCF, Fixed Asset Additions (Accrual Basis) or Net Debt with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

The following tables present the reconciliations of OCF, FCF and fixed asset additions (accrual basis) and Net Debt to their nearest measure of financial performance in accordance with GAAP.

Reconciliations of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income

(in £ millions) (unaudited)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	392.1	376.1	403.6	387.3	369.7

Reconciling items
Depreciation and amortization	(258.3)	(262.9)	(291.0)	(281.1)	(283.6)
Restructuring and other charges	1.1	(2.6)	(41.6)	(4.5)	(6.5)
Operating income	134.9	110.6	71.0	101.7	79.6

(in £ millions) (unaudited)

	Six months ended
	June 30,	June 30,
	2011	2010

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	768.2	719.3

Reconciling items
Depreciation and amortization	(521.2)	(563.2)
Restructuring and other charges	(1.5)	(6.9)
Operating income	245.5	149.2

Reconciliations of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Free Cash Flow (FCF)	122.7	99.9	138.1	119.4	108.9

Reconciling items (see Note below):
Purchase of fixed and intangible assets	160.3	163.3	150.4	150.5	146.0
Changes in operating assets and liabilities	(83.6)	(5.6)	4.4	(0.7)	35.0
Non-cash compensation	7.3	7.0	8.0	6.2	7.9
Non-cash interest	(8.0)	2.4	8.5	34.2	(13.5)
Share of net income of affiliates	7.0	6.5	0.1	6.0	5.1
Realized foreign exchange (losses) gains	(0.3)	1.2	(1.6)	0.2	(88.8)
Realized (losses) gains on derivatives	(2.9)	(2.1)	(3.4)	(6.4)	52.5
Restructuring and other charges	1.1	(2.6)	(41.6)	(4.5)	(6.5)
Income taxes	1.4	1.7	2.2	14.0	4.4
Other (1)	81.1	(0.1)	0.2	0.7	(0.5)
Net cash provided by operating activities	286.1	271.6	265.3	319.6	250.5

(1)          For the three months ended June 30, 2011 £77.6 million is included in other, which is included within Interest income and other, net in the condensed consolidated statement of operations,

(in £ millions) (unaudited)

	Six months ended
	June 30,	June 30,
	2011	2010

Free Cash Flow (FCF)	222.6	154.8

Reconciling items (see Note below):
Purchase of fixed and intangible assets	323.6	327.5
Changes in operating assets and liabilities	(89.2)	(6.4)
Non-cash compensation	14.3	15.2
Non-cash interest	(5.6)	(2.6)
Share of net income of affiliates	13.5	8.6
Realized foreign exchange (losses) gains	0.9	(122.0)
Realized (losses) gains on derivatives	(5.0)	78.0
Restructuring and other charges	(1.5)	(6.9)
Income taxes	3.1	6.8
Other (1)	81.0	(0.3)
Net cash provided by operating activities	557.7	452.7

(1)          For the six months ended June 30, 2011 £77.6 million is included in other, which is included within Interest income and other, net in the condensed consolidated statement of operations,

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Fixed Asset Additions (Accrual Basis)	175.3	177.3	141.3	174.3	190.9

Fixed assets acquired under capital leases	(6.3)	(23.0)	(23.9)	(40.8)	(24.7)
Changes in liabilities related to fixed asset additions	(8.7)	9.0	33.0	17.0	(20.2)
Total Purchase of Fixed and Intangible Assets	160.3	163.3	150.4	150.5	146.0
Comprising:
Purchase of fixed assets	160.3	163.3	150.4	150.5	146.0
Purchase of intangible assets	—	—	—	—	—
	160.3	163.3	150.4	150.5	146.0

Reconciliation of Net Debt to GAAP long term debt (net of current portion)

(in £ millions) (unaudited)

	June 30,	June 30,
	2011	2010

Net debt	5,540.6	5,638.1

Current portion of long term debt	(421.6)	(196.2)
Cash & cash equivalents	458.2	414.9
Long term debt (net of current portion)	5,577.2	5,856.8

Net Debt / Annualized OCF

(in £ millions) (unaudited)

	Three months ended
	June 30,	June 30,
	2011	2010

Net debt	5,540.6	5,638.1

Quarterly OCF	392.1	369.7
Annualized OCF (OCFx4)	1,568.4	1,478.8
Net debt / Annualized OCF	3.5	3.8